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                                                                   Exhibit 12(a)

               The Seagram Company Ltd. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)

                                               Quarter Ended            Fiscal Year Ended
                                               September 30,                June 30,
                                               -------------            -----------------
                                               1999     1998            1999         1998
                                               ----     ----            -----      ------
Income (loss) from continuing operations,
  before tax                                    $  9    $138            $(579)     $1,611
Add (deduct):
  Dividends from equity companies                 13       2               92          56
  Fixed charges                                  207      87              656         406
  Interest capitalized, net of amortization       --      --               --          (2)
                                               -----   -----            -----      ------
Earnings available for fixed charges            $229    $227            $ 169      $2,071
                                               =====   =====            =====      ======
Fixed charges:
  Interest expense                              $191    $ 74            $ 592      $  357
  Portion of rent expense deemed to
    represent interest factor                     16      13               64          49
                                               -----   -----            -----      ------
Fixed charges                                   $207    $ 87            $ 656      $  406
                                               =====   =====            =====      ======
Ratio of earnings to fixed charges              1.11    2.61             (a)         5.10
                                               =====   =====            =====      ======

(a) Fixed charges exceeded earnings by $487 million for the year ended June 30, 1999.

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